Exhibit 5.1

www.rimonlaw.com

November 2, 2020

Neonode Inc.

Storgatan 23C, 114 55

Stockholm, Sweden

Ladies and Gentlemen:

This opinion is furnished to Neonode Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offer and sale of up to 750,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) that are issuable pursuant to the Neonode Inc. 2020 Stock Incentive Plan (the “2020 Plan”).

As legal counsel to the Company, we are familiar with the proceedings taken by the Company in connection with the adoption of the 2020 Plan. We have examined the Registration Statement, the 2020 Plan, the Restated Certificate of Incorporation of the Company, as amended, the Company’s Bylaws, certain resolutions of the Company’s Board of Directors, and other proceedings of the Company related thereto. We have also examined such records, documents, and certificates of public officials and of the Company, made such inquiries of officers of the Company and public officials, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the 2020 Plan, such Shares will be validly issued, fully paid and nonassessable.

We do not express or purport to express any opinions with respect to laws other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

We consent to the use of this opinion as an exhibit to the Registration Statement and the references to this firm therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Rimon, P.C.

Rimon, P.C.

| One Embarcadero Center Suite 400 San Francisco, CA 94111 | P: 415-683-5472 |